Exhibit 99.2

Consent of Greenhill & Co., LLC

Board of Directors

Coventry Health Care, Inc.

6720-B Rockledge Drive, Suite 700

Bethesda, Maryland 20817

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 19, 2012, to the Board of Directors of Coventry Health Care, Inc. (“Coventry”) as Annex B to, and to the description of such opinion and to the references to our name under the headings “Summary – Opinion of Coventry’s Financial Advisor,” “Risk Factors,” “The Merger – Background of the Merger,” “The Merger - Coventry Reasons for the Merger; Recommendation of the Coventry Board of Directors,” “The Merger – Opinion of Coventry’s Financial Advisor” and “The Merger – Coventry Unaudited Prospective Financial Information” in, the proxy statement/prospectus relating to the proposed merger involving Coventry and Aetna Inc. (“Aetna”), which proxy statement/prospectus is a part of the Registration Statement on Form S-4 of Aetna. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

GREENHILL & CO., LLC

By:	/s/ Ashish K. Contractor
Ashish K. Contractor
Managing Director

New York, New York

September 21, 2012